FOR IMMEDIATE RELEASE	CONTACT:	Marion Ingram
August 1, 2007		Community First Bank & Trust 931-380-2265
Community First, Inc. to acquire
First National Bank of Centerville
COLUMBIA, TN – Community First, Inc., the holding company for Maury County-based Community First Bank & Trust, announced today the signing of a definitive agreement to acquire First National Bank of Centerville (FNB). FNB of Centerville operates two full-service banking offices in Centerville and Lyles, both located in Hickman County, with assets totaling $105 million as of June 30, 2007. The transaction will be Community First Bank & Trust’s first expansion into Hickman County and the bank’s third market expansion in the past 24 months, following de novo expansion into both Williamson and Rutherford Counties.
“This acquisition is in line with our strategic plan to expand our presence and our market share in Southern Middle Tennessee,” stated Marc R. Lively, President and CEO of Community First Bank & Trust. “It allows us to cover the southern part of the I-840 corridor giving us coverage in Hickman, Maury, Rutherford and Williamson Counties, and adding the benefit of convenience for our existing customers while providing our services to a new market. Acquiring FNB of Centerville also will provide a strong funding source for the bank’s rapid development in Williamson and Rutherford Counties.”
Community First moved into Rutherford County just last fall and opened its permanent facility in Cool Springs in Williamson County earlier this year. The bank also added a limited service branch offering extended hours six days a week in Maury County. The bank’s aggressive growth has continued in 2007 as assets have increased $46 million in the first 6 months of the year, bringing total consolidated assets to nearly $467 million as of June 30, 2007, up from $421 million at 2006 year end.
“Acquiring an existing bank with a strong history and reputation with the community gives us a huge advantage when it comes to expanding into a brand new market,” commented Lively. “First National

Bank of Centerville possesses many of the same qualities we focus on at Community First so we anticipate a smooth transition for our newest customers.”
“We felt this combination is in the best interests of our shareholders, employees, customers and our community,” stated Lorraine W. Bates, Chair of First National Bank of Centerville. “Our commitment to the community has spanned over 100 years and we are confident that Community First Bank& Trust will continue to provide the exceptional level of service and products that has become part of First National Bank’s culture and reputation.”
“There’s a lot of planning involved when joining forces with an existing bank,” remarked Lively. “Our main focus will be to share our commitment to excellence and service with our new Hickman County employees and customers and to let them see first hand who Community First Bank & Trust is, what we stand for and how we do business. We aren’t interested in changing the bank’s identity from what they know it as today, but rather adding the benefits of a larger community bank with local connections.”
The acquisition is expected to close in the fourth quarter of 2007, subject to the satisfaction of customary closing conditions and the receipt of required regulatory and shareholder approvals.
About Community First
Community First Bank & Trust, based in Columbia TN, is a commercial bank with four offices in Maury County, and offices in Williamson County and Rutherford County. The company offers out of network fee free ATMs for all bank customers. The bank provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area as well as investment services. Additional information concerning Community First can be accessed by visiting the bank’s website at www.cfbk.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These forward-looking statements cover, among other things, our proposed acquisition of First National Bank of Centerville, anticipated future growth trends and our future prospects. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties and our actual results may differ materially. All forward-looking statements included in this release are based on information available at the time of the release and are subject to certain risks and uncertainties including, but not limited to, the risk that the cost savings and any revenue synergies from the acquisition may not be realized or may take longer than anticipated, disruption from the acquisition with customers, suppliers or employee relationships, the risk of successful integration of the two businesses, the failure of the shareholders of First National Bank of Centerville to approve the transaction and the ability to obtain required governmental approvals of the proposed terms and anticipated schedule, our ability to successful expand into Hickman County, changes in the economic conditions in our market areas, regulatory and legislature changes, competition in our market areas, our ability to successfully complete the acquisition, and changes in interest rates. Additional factors which could affect the forward looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we have filed with or furnished to the Securities and Exchange Commission and which are available on the Commission’s website set at www.sec.gov. We assume no obligation to update any forward-looking statement.
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